Exhibit 99.1

Guardion Health Sciences Granted 180-Day Extension by Nasdaq to Regain Compliance with Bid Price Rule

- No immediate effect on the Company’s Nasdaq listing or the trading of its common stock -

San Diego, California - March 19, 2020 - Guardion Health Sciences, Inc. (“Guardion” or the “Company”) (Nasdaq: GHSI), an ocular health sciences company that, among other things, develops, formulates, manufacture and distributes condition-specific medical foods supported by evidence-based protocols, and provides ocular testing, announced today that it received a letter from the Listing Qualifications Department of The NASDAQ Capital Market (“Nasdaq”) notifying the Company that it has been granted an additional 180-day compliance period or until September 14, 2020, to regain compliance with the minimum $1.00 bid price per share requirement of Nasdaq’s Marketplace Rule 5550(a)(2) (the “Rule”).

If at any time before September 14, 2020, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company will regain compliance with the Rule, and the matter will be closed. The letter indicated that the Company did not regain compliance during the initial 180-day grace period provided under the rule. In accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), Nasdaq staff determined that the Company was eligible for an additional 180-day period to regain compliance based on the Company meeting the continued listing requirement for the market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market with the exception of the bid price requirement, and the Company’s having provided written notice of its intention to cure the deficiency during the second compliance period, including effecting a reverse stock split if necessary.

If the Company does not meet the minimum bid requirement during the additional 180-day grace period, Nasdaq will provide written notification to the Company that its shares will be subject to delisting. At such time, the Company may appeal the delisting determination to a Nasdaq Hearings Panel. The Company would remain listed pending the Panel’s decision. There can be no assurance that if the Company does appeal a subsequent delisting determination, that such appeal would be successful.

This current notification from Nasdaq has no immediate effect on the listing or trading of the Company’s shares, which will continue to trade on the Nasdaq Capital Market under the symbol “GHSI.”

About Guardion Health Sciences, Inc.

Guardion® is an ocular health sciences company that develops, formulates, manufacture and distributes condition-specific medical foods supported by evidence-based protocols. Guardion’s initial medical food product, Lumega-Z, addresses a depleted macular protective pigment, a known risk factor for age-related macular degeneration (“AMD”) and a significant component of functional vision performance. Guardion has also developed a proprietary medical device, the MapcatSF®, which accurately measures the macular pigment density, therefore providing the only two-pronged evidence-based protocol for the treatment of a depleted macular protective pigment. Information and risk factors with respect to Guardion and its business, including its ability to successfully develop and commercialize its proprietary products and technologies, may be obtained in the Company’s filings with the SEC at www.sec.gov.

About VectorVision®

VectorVision® specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and ETDRS acuity vision testing. Its patented standardization system provides the practitioner or researcher the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit. VectorVision’s® patented technology is considered the standard of care for clinical trials. VectorVision® is a wholly owned subsidiary of Guardion.

Guardion has completed development of the proprietary VectorVision® CSV-2000 standardized contrast sensitivity test and recently introduced the commercial product to the marketplace. The CSV-2000 is the only computer-generated vision testing instrument available that will provide the optical marketplace with the Company’s proprietary, industry-standard contrast sensitivity test, along with a full suite of standard vision testing protocols. The proprietary standardization methodology incorporated into the CSV-2000 includes a patented technology known as AcQviz that automatically and constantly measures and adjusts screen luminance to a fixed standard light level for vision testing.

About NutriGuardTM

NutriGuardTM formulates high-quality, scientifically credible nutraceuticals, which are designed to supplement consumers’ diets and assist in the prevention and management of an array of diseases and conditions. NutriGuard uses pharmaceutical standards to establish the safety and efficacy of the products it develops and markets, and also maintains that commitment through rigorous manufacturing and quality assurance programs. Guardion plans to increase NutriGuard’s existing customer base and build on its product platform by making NutriGuard products available to patients directly and through recommendations by their physicians.

Forward-Looking Statement Disclaimer

With the exception of the historical information contained in this news release, the matters described herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. These statements involve unknown risks and uncertainties that may individually or materially impact the matters discussed herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company’s ability to raise sufficient financing to implement its business plan and the Company’s ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward- looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s filings with the SEC, which are available at the SEC’s website (www.sec.gov). The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Guardion Health Sciences, Inc.

15150 Avenue of Science, Ste. 200

San Diego, CA 92128

Ph 858.605.9055; Fax 858.630.5543

www.guardionhealth.com

Investor Relations Contact:

Jenene Thomas
JTC Team, LLC

Telephone:	(833) 475-8247
E-Mail:	jtc@jtcir.com

Porter, LeVay & Rose, Inc.

Michael Porter

Telephone:	(212) 564-4700
E-mail:	mike@plrinvest.com

-2-